Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 16, 2014 and the related letter of transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZipRealty, Inc.

at

$6.75 Net Per Share

Pursuant to the Offer to Purchase Dated July 16, 2014

by

Honeycomb Acquisition, Inc.

a wholly-owned indirect subsidiary of

Realogy Group LLC

Honeycomb Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned indirect subsidiary of Realogy Group LLC (“Realogy”), a Delaware limited liability company, is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of ZipRealty, Inc. (“ZipRealty”), a Delaware corporation, for $6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 2014 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be charged brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, dealer, bank, trust company or other nominee should consult such nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not properly withdrawn prior to the Expiration Date, a number of Shares that, together with the Shares then owned by Realogy and Purchaser, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis (excluding all options that have an exercise price equal to or greater than the Offer Price) (the “Minimum Condition”); and (ii) the expiration or termination, prior to the Expiration Date, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Condition”). The Offer is also subject to the other conditions described in the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 15, 2014 (the “Merger Agreement”), by and among Realogy, Purchaser and ZipRealty. The Merger Agreement provides,

among other things, that after consummation of the Offer, Purchaser will merge with and into ZipRealty (the “Merger”), with ZipRealty continuing as the surviving corporation and a wholly-owned indirect subsidiary of Realogy. At the effective time of the Merger, each outstanding Share (other than any Shares held by Realogy, Purchaser, ZipRealty or any of their respective wholly-owned subsidiaries and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be cancelled, extinguished and automatically converted into the right to receive the price per Share paid in the Offer, payable net to the holder in cash, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of ZipRealty (the “ZipRealty Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of ZipRealty and the ZipRealty stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended, and ZipRealty’s certificate of incorporation and bylaws; (iii) directed that the Merger Agreement be submitted to the ZipRealty stockholders for adoption and approval (if required by applicable law); and (iv) recommended acceptance of the Offer and approval and adoption of the Merger Agreement and the transactions contemplated thereby by the ZipRealty stockholders.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to 5:00 P.M., New York City time, on August 13, 2014 (or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open (the “Expiration Date”)). If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Realogy or Purchaser, Purchaser will (and Realogy will cause Purchaser to) extend the Offer for successive periods of up to 10 business days per extension until the End Date (as defined below), in each case until all of the conditions are satisfied or waived. In addition, if the Merger Agreement has not been terminated pursuant to its terms, Purchaser will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission or its staff. Purchaser has no obligation to extend the Offer if any condition to the Offer has not been satisfied on or prior to November 15, 2014, although the Offer will be extended for successive 10 day periods until January 15, 2015, and may further be extended for successive 10 day periods until March 15, 2015, with the agreement of Purchaser and ZipRealty, if the Minimum Condition and HSR Condition are not satisfied (the “End Date”).

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will inform the Depositary of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 A.M., New York City time or (ii) the first opening of NASDAQ, on the next business day after the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder’s Shares.

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Merger Agreement, Purchaser expressly reserves the right to provide, in its discretion or if requested by ZipRealty, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”) if necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option (as defined in Section 13 of the Offer to Purchase)) in order for Realogy and Purchaser to own, in the aggregate, at least 90% of the outstanding Shares. If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods of time as Purchaser will determine, in its sole discretion, of at least 3 business days and up to 10 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) Purchaser will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Purchaser may also extend any initial Subsequent Offering Period by any period or periods of time in its discretion or as requested by ZipRealty. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close. If Purchaser elects to provide or extend a Subsequent Offering Period, Purchaser will make a public announcement of such Subsequent Offering Period or extension thereof no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

Purchaser also reserves the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or Purchaser receives ZipRealty’s written consent, Purchaser cannot (i) waive or change the Minimum Condition, (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer (other than by adding consideration), (iv) decrease the number of Shares sought in the Offer, (v) extend, accelerate or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement or (vi) amend, modify or supplement any of the other conditions in the Offer set forth in Section 15 of the Offer to Purchase in a manner adverse to the holders of Shares.

In order to tender Shares in the Offer, a stockholder must (i) complete and sign the Letter of Transmittal according to its instructions and deliver the Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, the certificates representing the tendered Shares (except in the case of Shares held in a book-entry/direct registration account (“DRS Account”) maintained by ZipRealty’s transfer agent (such Shares, “DRS Shares”)) and any other documents required by the Letter of Transmittal to the Depositary or (ii) follow the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase. If Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, a tendering stockholder must contact such person and instruct such person to tender such Shares. If a stockholder wishes to tender Shares in the Offer but (a) the certificates representing such Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date, (b) such stockholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase prior to the Expiration Date or (c) such stockholder cannot deliver all required documents to the Depositary prior to the Expiration Date, such stockholder may tender Shares by complying with the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of DRS Shares) or confirmation of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at (i) any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by the End Date, such Shares may be withdrawn at any time after such date, in each case by complying with the procedures set forth below. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following any of the tender procedures described in Section 3 of the Offer to Purchase.

The tender of Shares in exchange for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. All stockholders should consult their own tax advisors about the tax consequences to such stockholders of tendering Shares pursuant to the Offer or during a Subsequent Offering Period, or receiving payment for Shares pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

ZipRealty has provided to Purchaser its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, Purchaser will mail the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other Offer materials may be directed to Georgeson Inc., the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth below and will be furnished promptly at Purchaser’s expense. Neither Realogy nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary and Paying Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (888) 877-5373

July 16, 2014

5